EXHIBIT 10.4

ASSET PURCHASE AGREEMENT

by and among

MELA SCIENCES, INC.,

PhotoMedex, Inc.

and

PHOTOMEDEX TECHNOLOGY, INC.

ii

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of June 22, 2015, by and among MELA Sciences, Inc., a Delaware corporation (“Purchaser”), PhotoMedex, Inc., a Nevada corporation (“PHMD”) and PhotoMedex Technology, Inc., a Delaware corporation (“P-Tech” and, together with PHMD, the “Sellers” and each, a “Seller”). Purchaser and the Sellers are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms which are used but not otherwise defined herein are defined in Section 1.1 below.

A.           As of the date hereof, PHMD directly or indirectly owns all of the issued, subscribed and paid-up share capital (the “Securities”) of PhotoMedex India Private Limited, a private limited company limited by shares, incorporated under the laws of India (the “Foreign Subsidiary”);

B.           The Seller Companies, together with one or more direct or indirect wholly-owned Subsidiaries of PHMD, own all of the Business Assets; and

C.           The Parties desire to enter into this Agreement pursuant to which (i) the Sellers agree to sell, or cause to be sold, to Purchaser, and Purchaser agrees to purchase from the Sellers, and one or more of PHMD’s Subsidiaries, as the case may be, all of the Transferred Assets, and (ii) Purchaser agrees to assume and become responsible for paying, performing and discharging the Business Liabilities, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1           Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Business” means the XTRAC and VTRAC domestic and international lines of business of P-Tech and certain of PHMD’s other Subsidiaries, as described within the descriptions of “Physician Recurring” and “Professional” business segments as described in Form 10-K filed by PHMD with the SEC for the fiscal year ending on December 31, 2014.

“Business Assets” means (i) the assets and properties of the Sellers, PHMD Korea and PHMD UK to the extent such assets or properties are primarily used in, or otherwise necessary for, the operation of the Business, or (ii) are otherwise listed on Appendix I, but, in each case, specifically excluding the Excluded Assets.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in New York, NY are authorized or required by Legal Requirement or other governmental action to close.

“Business Employee” means an employee, officer, director or other service provider of P-Tech or another wholly-owned Subsidiary of PHMD who is primarily or exclusively engaged in providing services to the Business.

“Business Intellectual Property” means all Intellectual Property of the Sellers, PHMD Korea and PHMD UK to the extent such Intellectual Property is primarily used in, or otherwise necessary for, the operation of the Business, including the Intellectual Property listed on Section 1.1(a) of the Disclosure Letter.

“Business Liabilities” means the liabilities listed on Appendix II.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consumer Business Vendor Contracts” means all vendor and supplier Contracts that are primarily used in any business of the Seller or its Affiliates, but that are not primarily used in the Business, including the Contracts with vendors and suppliers listed on Section 3.15(a)(ii) of the Disclosure Letter that are marked with an asterisk, which are not being assigned to Purchaser.

“Contract” means any agreement or contract or other binding obligation, commitment or undertaking whether written or verbal.

“Credit Agreement” means that certain Credit Agreement, dated May 12, 2014, as amended, by and between PHMD, JPMorgan Chase Bank, NA as Administrative Agent, First Niagara Bank, N.A. and PNC Bank, National Association as Co-Syndication Agents, and J.P. Morgan Securities LLC, as Lead Arranger and Bookrunner, as amended.

“Disclosure Letter” means the Disclosure Letter delivered by the Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

“Employee Benefit Plan” means each “employee benefit plan” as such term is defined in Section 3(3) of ERISA and each other material employee benefit plan, program or arrangement relating to deferred compensation, bonus, severance, retention, employment, change of control, fringe benefit, profit sharing, unemployment compensation or other employee benefits, excluding any Multiemployer Plan, (i) established, maintained, sponsored or contributed to (or with respect to which an obligation to contribute has or had been undertaken) by a Seller on behalf of any current or former Business Employee or their beneficiaries or (ii) with respect to which a Seller has any current obligation or liability (continuing or otherwise) on behalf of a Business Employee.

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“Environmental Laws” means all federal and state statutes or regulations concerning the pollution, protection or cleanup of the environment, including those relating to the treatment, storage, Disposal, handling, transportation, discharge, emission or release of Hazardous Substances, including the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation, and Liability Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means each entity that is treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among Purchaser, PHMD and the Escrow Agent, in the form previously agreed by the Parties.

“Escrow Amount” means seven hundred fifty thousand dollars ($750,000).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” means all of the liabilities and obligations of the Sellers or their Affiliates other than the Business Liabilities.

“Foreign Subsidiary Cash Amount” means $28,500.00, representing the cash and cash equivalents of the Foreign Subsidiary as of the Closing Date.

“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 3.1 (Organization; Power; Authorization), Section 3.2(a) (Binding Effect; Noncontravention), Section 3.3(b) (Capitalization), Section 3.7(a) (Title to Assets), Section 3.10 (Tax Matters), Section 3.11 (Environmental Matters), Section 3.14 (Employee Benefits), Section 3.19 (Brokerage), Section 4.1, (Organization; Power; Authorization), Section 4.2(a) (Binding Effect; Noncontravention), and Section 4.4 (Brokerage).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any transnational, domestic or foreign federal, state, local or other governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous, radioactive, or toxic substance, petroleum, petroleum-based or petroleum-derived substance or waste or asbestos-containing material, the presence of which requires investigation or remediation under any Environmental Laws.

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“Intellectual Property” means (a) United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto, (b) United States and foreign trademarks, service marks, logos, trade dress and trade names or other source-identifying designations or devices, (c) United States and foreign copyrights and design rights, whether registered or unregistered, and pending applications to register the same, (d) Internet domain names and registrations thereof, (e) confidential ideas, trade secrets, computer software, including source code, derivative works, moral rights, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information, and (f) any and all other intellectual property rights throughout the world.

“IRS” means the United States Internal Revenue Service.

“Lease” means all leases, subleases and other Contracts under which any Seller Company leases, uses or occupies, or has the right to use or occupy, any real property that is primarily used in, or otherwise necessary for, the operation of the Business.

“Leased Real Estate” means all real property that any Seller Company leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Requirement” means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of a Governmental Entity.

“Liens” means any mortgage, pledge, lien, security interest, charge, hypothecation, option, right of first refusal, easement, right of way, restriction on transfer or use, title defect, encroachment or other encumbrance or other adverse claim of any kind.

“Losses” means, with respect to any Person, any and all liabilities, costs, damages, deficiencies, penalties, fines or other losses or expenses incurred by such Person (including reasonable out-of-pocket expenses of investigation and reasonable out-of-pocket attorneys’ or consultants’ fees and expenses as a result or arising out of any action, suit or proceeding whether involving a Third Party Claim or a claim solely between the Parties to enforce the provisions hereof), but not including any consequential damages, special damages, incidental damages, indirect damages, punitive damages, diminution in value or lost profits, except to the extent payable by an Indemnified Person to a Person in a Third-Party Claim.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations or condition (financial or otherwise) of the Business, but excluding any effect resulting from (a) general economic conditions or general effects on the industry in which the Business is primarily engaged (including as a result of an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism) or any change in financial, political or economic conditions in the United States or elsewhere) not having a materially disproportionate effect on P-Tech or the Business relative to other participants in the industry in which the Business is primarily engaged, or (b) any change or amendment to any Legal Requirement or any change in the manner in which any Legal Requirement is enforced generally affecting the industry in which the Business is primarily engaged and not specifically relating to or having a materially disproportionate effect on P-Tech or the Business relative to other participants in the industry in which the Business is primarily engaged, (c) any public announcement of the transactions contemplated by this Agreement in accordance with the terms of this Agreement, or (d) any action taken by Purchaser or its Representatives in accordance with the terms of this Agreement, or (ii) the ability of the Sellers to perform their material obligations hereunder or to consummate the transactions contemplated hereby.

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“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Entity or by any arbitrator.

“Ordinary Course of Business” means the ordinary course of the operation of the Business consistent with past practices of the Seller Companies.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Entities necessary to conduct and operate the Business as currently conducted or operated.

“Permitted Liens” means (i) liens for Taxes, which either (a) are not delinquent or (b) are set forth on Section 1.1(b) of the Disclosure Letter and are being contested in good faith and by appropriate proceedings and for which an appropriate reserve has been established on the Reference Balance Sheet in accordance with GAAP, (ii) mechanics’, materialmen’s or contractors’ liens or encumbrances for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the Ordinary Course of Business and which do not materially impair the occupancy or use, value or marketability of the property which they encumber, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the real property which do not materially impair the occupancy or use, value or marketability of the property which they encumber, (iv) covenants, conditions, restrictions, easements and other matters affecting the assets or property of the Business which do not materially impair the occupancy or use, value or marketability of the property which they encumber, and (v) any matters set forth on Section 1.1(b) of the Disclosure Letter.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“PHMD Korea” means PhotoMedex Korea Limited, a company organized under the laws of South Korea.

“PHMD UK” means Photo Therapeutics Limited, a company organized under the laws of England and Wales.

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“Post-Closing Tax Period” means (a) any Taxable Period beginning after the Closing Date and (b) the portion of any Straddle Period beginning after the Closing Date and ending at the end of such Straddle Period.

“Pre-Closing Tax Period” means (a) any Taxable Period ending on or before the Closing Date and (b) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending at the close of the Closing Date.

“Proceeding” means any action, audit, arbitration, audit, examination, hearing, litigation, or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Reference Balance Sheet” means the unaudited balance sheet of the Business as of March 31, 2015.

“Representatives” means, with respect to any Person, each of the Affiliates, directors, officers, employees, agents and other representatives (including attorneys, accountants and financial advisors) of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Companies” means, collectively, PHMD, P-Tech and the Foreign Subsidiary.

“Sellers’ Knowledge” means the actual knowledge of Dennis McGrath, Dolev Rafaeli, Christina L. Allgeier and Michele Pupach, after conducting a reasonable inquiry and investigation (consistent with such Person’s title and/or responsibility) concerning the existence of a particular fact or matter.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation or a limited liability company (with voting securities), a majority of the total voting power of shares of stock or interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Target Working Capital” means $0.

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“Taxable Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Taxing Authority” means any U.S. or non-U.S. federal, national, state, provincial, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof (or any quasi-governmental body) exercising any taxing authority, or any other authority exercising tax regulatory authority in its capacity as doing such.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any Tax allocation or sharing agreement or similar Contract (other than this Agreement) that obligates the Taxpayer to make any payment computed by reference to the Taxes, taxable income or taxable Losses of any other Person, other than the indemnification and gross-up provisions of the Taxpayer’s credit facilities, if any, and similar provisions of any other agreement entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes.

“Taxes” means (i) any and all taxes, installments, assessments, charges, duties, fees, levies or other governmental charges, including income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, land transfer, employer, health, goods and services, harmonized sales, social contribution, employment insurance premium, unemployment compensation, disability, transfer, sales, use, service, escheat, unclaimed property, license, excise, gross receipts, value-added (ad valorem), add-on or alternative minimum, environmental, severance, stamp, occupation, premium, unclaimed property, escheat and all other taxes of any kind for which a Person may have any liability imposed by any Taxing Authority, whether disputed or not, and any charges, fines, interest or penalties imposed by any Taxing Authority or any additional amounts attributable or imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any Taxable Period; (iii) any liability for the payment of amounts of the type described in clause (i) or clause (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

“Third Party Claim” means any claim or Proceeding by any Person, other than the Sellers, Purchaser or any of their respective Affiliates.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Transition Services Agreement and the Transfer Documentation.

“Transfer Documentation” means the Bill of Sale, Assignment and Assumption Agreement, Patent Assignment, Domain Name Assignment, Trademark Assignment and such other transfer documents as the Parties shall agree, all in form and substance previously agreed by the Parties.

“Transferred Assets” means, collectively, the Securities and the Business Assets.

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“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the Closing Date, among the Sellers and Purchaser, in the form and substance previously agreed by the Parties.

“Working Capital” means, as of the Closing Date, the sum of the current assets of the Business of the types listed on Appendix IV less the sum of the current liabilities of the Business of the types listed on Appendix IV; provided, that, for the avoidance of doubt, Working Capital shall not include any cash of the Business, all of which (other than the Foreign Subsidiary Cash Amount) will be transferred to PHMD prior to Closing. Working Capital will be calculated in accordance with GAAP, all as set forth in more detail on Appendix IV.

Section 1.2           Additional Defined Terms.

Each of the following terms is defined in the Section set forth opposite such term:

Accounts Receivable	3.7(d)
Agreement	Preamble
Allocation Schedule	9.7
Applicable Provisions	5.6(h)
Business Assets	Preamble
Business Contracts	3.15(a)
Collar	2.5(e)
Closing	2.3
Closing Date	2.3
Closing Date Balance Sheet	2.5(a)
Closing Date Statement	2.5(a)
Continuing Employees	5.5(a)
Designated Accounting Firm	2.5(e)
Excluded Assets	2.1
FDA	2.10
FFDCA	3.20
Financial Statements	3.4(b)
Foreign Subsidiary	Recitals
Health Care Laws	3.20
Increased Escrow Amount	8.4
Indemnified Person	8.2(a)
Indemnifying Person	8.2(b)
Inventory	3.7(c)
Non-Assignable Asset	2.7
Notice of Claim	8.2(a)
Offered Employees	5.5(a)
P-Tech	Preamble
Party	Preamble
Proskauer	10.14
Purchase Price	2.3
Purchaser	Preamble
Purchaser Indemnified Persons	8.1(a)

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Purchaser Plan	5.5(a)
SEC Documents	3.4(a)
Securities	Recitals
Sellers	Preamble
Seller Indemnified Persons	8.1(b)
Sellers Objections	2.5(e)
Straddle Period	9.3
Strategic Transaction	8.4
Third Party Notice	8.2(b)
Transfer Date	5.5(c)
Transfer Taxes	5.2(b)

Section 1.3           Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof, (ii) the word “including” means “including, but not limited to,” (iii) words importing the singular will also include the plural, and vice versa, and (iv) any reference to any federal, state, local, or foreign statute or law (including within the definition of Legal Requirement) will be deemed also to refer to all rules and regulations promulgated thereunder. References to $ will be references to United States Dollars, and with respect to any Contract, obligation, liability, claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such Contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1           Purchase and Sale. At the Closing (or, with respect to the Securities, as provided in Section 2.8) upon the terms and subject to the conditions set forth herein, (i) Purchaser shall purchase from PHMD or its applicable Subsidiaries, and PHMD shall, and shall cause its applicable Subsidiaries to, sell, convey, assign, transfer, and deliver to Purchaser, the Securities, (ii) Purchaser shall purchase from the Sellers, and one or more of their wholly-owned Subsidiaries, and the Sellers shall, or shall cause one or more of their wholly-owned Subsidiaries to, as applicable, sell, convey, assign, transfer and deliver to Purchaser, the Business Assets, and (iii) the Sellers shall, or shall cause one or more of their wholly-owned Subsidiaries, as applicable, to assign, and Purchaser shall assume and become responsible for paying, performing and discharging, the Business Liabilities. For the avoidance of doubt, the Business Assets shall not, and shall not be deemed to, include any of the assets or properties set forth on Appendix III (the “Excluded Assets”).

Section 2.2           Purchase Price. At the Closing, Purchaser shall (a) pay to PHMD for the Transferred Assets an aggregate cash purchase price equal to the sum of $42,500,000, plus the Foreign Subsidiary Cash Amount (the “Purchase Price”) and (b) assume the Business Liabilities. The Purchase Price shall be payable at the Closing as described in Section 2.4.

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Section 2.3          The Closing. The closing of the transactions contemplated hereby (collectively, the “Closing”) shall take place at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036 (or at such other location as the Parties may agree), on the date hereof. The date of the Closing is referred to as the “Closing Date.”

Section 2.4          Payment of Purchase Price; Closing Deliverables. At the Closing (or, with respect to the Securities, as provided in Section 2.8), as applicable:

(a)          Purchaser shall deliver or cause to be delivered to PHMD or its designees:

(i)          an amount equal to the Purchase Price less the Escrow Amount by wire transfer of immediately available funds in the amount(s) and to the account(s) specified by the Sellers;

(ii)         the Escrow Agreement duly executed by Purchaser;

(iii)        the Transition Services Agreement duly executed by Purchaser;

(iv)        the Transfer Documentation duly executed by Purchaser;

(v)         a certificate, dated as of the Closing Date and executed on behalf of Purchaser by its secretary, certifying the resolutions of the board of directors of Purchaser approving this Agreement and the transactions contemplated hereby; and

(vi)        transfer documentation in respect of the Securities in the forms provided by Shardul Amarchand Mangaldas & Co.

(b)          Purchaser shall deliver to the Escrow Agent, by wire transfer of immediately available funds to an account specified by the Escrow Agent, the Escrow Amount.

(c)          PHMD shall deliver or cause to be delivered to Purchaser or its designees:

(i)          transfer documentation in respect of the Securities in the forms provided by Shardul Amarchand Mangaldas & Co.;

(ii)         the Escrow Agreement duly executed by PHMD;

(iii)        the Transition Services Agreement duly executed by the Sellers;

(iv)        the Transfer Documentation duly executed by the applicable Seller;

(v)         certificates, dated as of the Closing Date, and executed by the secretary of each Seller and PHMD UK, certifying the resolutions of the board of directors of such Seller or PHMD UK, as applicable, approving this Agreement and the transactions contemplated hereby;

(vi)        a certificate from the Governmental Entity in the state or other jurisdiction in which each Seller is organized certifying that such entity is in good standing;

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(vii)       subject to Section 2.8, resignations from the officers and directors of the Foreign Subsidiary effective as of the Closing Date;

(viii)      a certificate stating that neither Seller is a foreign person within the meaning of Section 1445(f)(3) of the Code, prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2);

(ix)         a mutual release among the Sellers and their Subsidiaries (other than the Foreign Subsidiary), on the one hand, and the Foreign Subsidiary, on the other hand, in the form previously agreed by the Parties; and

(x)          evidence reasonably satisfactory to Purchaser of the termination and release of all Liens (other than any Permitted Liens) on all Transferred Assets.

Section 2.5           Working Capital Adjustment.

(a)          Not later than forty-five (45) days after the Closing Date, Purchaser shall cause to be delivered to PHMD a statement setting forth Purchaser’s calculation of Working Capital, as of 11:59 p.m. on the Closing Date (the “Closing Date Statement”) together with the balance sheet of the Business prepared as of the Closing Date from which such Closing Date Statement was derived (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet for purposes of the calculation of Working Capital set forth in the Closing Date Statement shall be determined in a manner consistent with the principles used in the preparation of the Reference Balance Sheet. The review of the calculation of Working Capital set forth in the Closing Date Balance Sheet in accordance with this Section 2.5 shall be limited to a review of the changes, if any, in Working Capital as of 11:59 p.m. on the Closing Date as compared to the Target Working Capital and not a review of any changes in accounting policy or any other matter but in all events in accordance with GAAP.

(b)          Purchaser shall permit PHMD and its Representatives reasonable access during normal business hours to the books and records, accountant’s work papers, personnel, and facilities of the Purchaser pertaining to the operation of the Business in order to complete its review of the Closing Date Statement, the calculation of the Working Capital, as of 11:59 p.m. on the Closing Date and the Closing Date Balance Sheet and for the purpose of resolving any disputes with respect thereto.

(c)          Within thirty (30) days after receipt of the Closing Date Statement, PHMD may either inform Purchaser in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth its objections (the “Seller Objections”). The Seller Objections shall set forth PHMD’s calculation of the applicable amounts and shall specify those items or amounts as to which PHMD disagrees, and PHMD shall be deemed to have agreed with all other items and amounts contained in the Closing Date Statement. If PHMD delivers the Seller Objections and PHMD and Purchaser do not resolve all such Seller Objections on a mutually agreeable basis within fifteen (15) Business Days after Purchaser’s receipt of the Seller Objections, any Sellers Objection as to which Purchaser and PHMD cannot agree upon may be submitted by either Purchaser or PHMD to a mutually acceptable accounting firm (the “Designated Accounting Firm”) for resolution as provided herein. If PHMD and Purchaser cannot agree on a Designated Accounting Firm within five (5) Business Days after the expiration of the fifteen (15) Business Day period set forth above, then Deloitte LLP shall be the Designated Accounting Firm. The Designated Accounting Firm shall have the power, authority and duty to resolve any outstanding Seller Objections and the decision of the Designated Accounting Firm shall be final and binding upon the Parties. Upon the agreement of PHMD and Purchaser or the decision of the Designated Accounting Firm, the Closing Date Statement, as adjusted in accordance with this Section 2.5, if necessary, shall be final and conclusive with respect to the calculation of Working Capital, as of 11:59 p.m. on the Closing Date. If PHMD fails to deliver any Seller Objections to Purchaser within the first thirty (30) day period referred to above or if PHMD informs Purchaser in writing that the Closing Date Statement is acceptable, the Closing Date Statement delivered by Purchaser shall be final and binding on the Parties.

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(d)          In resolving any disputed item, the Designated Accounting Firm (i) shall be bound by the provisions of this Section 2.5, (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Purchaser or PHMD, (iii) shall restrict its decision to such items included in the Seller Objections which are then in dispute, (iv) may review only the written presentations of Purchaser and PHMD in resolving any matter which is in dispute, and (v) shall render its decision in writing within thirty (30) days after the disputed items have been submitted to it. Upon the resolution of all Seller Objections, the Closing Date Balance Sheet shall be revised to reflect the resolution. If PHMD makes any Seller Objections, the fees, costs and expenses of the Designated Accounting Firm shall be paid (x) by PHMD, if the Seller Objections are resolved in favor of Purchaser, or (y) by Purchaser, if the Seller Objections are resolved in favor of PHMD. If the Seller Objections are resolved part in favor of PHMD and part in favor of Purchaser, such fees, costs and expenses shall be shared by Purchaser and PHMD in proportion to the aggregate amount of the Seller Objections resolved in favor of PHMD compared to the aggregate amount of the Seller Objections resolved in favor of Purchaser.

(e)          If the Working Capital as of 11:59 p.m. on the Closing Date as finally determined in accordance with this Section 2.5 exceeds the Target Working Capital, Purchaser shall, within five (5) Business Days after such final determination, pay an amount equal to such excess to PHMD in cash by wire transfer of immediately available funds to an account specified by PHMD; provided, however, that in no event shall Purchaser be required to make any such payment to PHMD unless and until the amount of such excess exceeds $450,000 (the “Collar”), whereupon Purchaser shall be required to pay only the amount of such excess exceeding the Collar, up to a maximum payment amount of $500,000. If the Working Capital as of 11:59 p.m. on the Closing Date as finally determined in accordance with this Section 2.5 is less than the Target Working Capital, PHMD shall, within five (5) Business Days after such final determination, pay an amount equal to the absolute value of such shortfall to Purchaser in cash by wire transfer of immediately available funds to an account specified by Purchaser; provided, however, that in no event shall PHMD be required to make any such payment to Purchaser unless and until the absolute value of the amount of such shortfall exceeds the Collar, whereupon PHMD shall be required to pay only the amount of the absolute value of such shortfall exceeding the Collar, up to a maximum payment amount of $500,000. If the Working Capital as of 11:59 p.m. on the Closing Date as finally determined in accordance with this Section 2.5 (i) is equal to the Target Working Capital, or (ii) exceeds or is less than the Target Working Capital by an amount that is less than or equal to the Collar, then neither Purchaser nor PHMD shall owe any amount to the other Party pursuant to this Section 2.5. The Parties shall treat any payments in accordance with this Section 2.5(e) as an adjustment to the Purchase Price.

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(f)          Purchaser agrees that, following the Closing through the date that payment, if any, is made pursuant to Section 2.5(e), Purchaser will not knowingly take any actions that would make it impossible to calculate Working Capital as of the Closing Date in the manner and utilizing the methods required by this Agreement.

Section 2.6           Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of the Code or any provision of applicable Legal Requirements. To the extent that amounts are so withheld, all such amounts withheld by Purchaser shall be treated for all purposes of this Agreement as having been paid to the Sellers by Purchaser. To the extent that Purchaser becomes aware of any withholding Taxes applicable to the payment of the Purchase Price (other than due to a failure to provide the certificates specified in Section 2.4(c)(viii)), Purchaser shall provide prompt written notice to the Sellers of the amount of such Tax and the reason for such withholding. The Parties will undertake commercially reasonable efforts to minimize withholding Taxes on the payments contemplated by this Agreement.

Section 2.7           Non-Assignable Asset. To the extent that any Business Asset is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder. The Sellers, on the one hand, and Purchaser, on the other hand, shall use commercially reasonable efforts to obtain the consent of such other party to the assignment of any such Business Asset to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained with respect to any such Business Asset (each, a “Non-Assignable Asset”), to the extent permitted by Legal Requirement, (i) the Sellers shall cooperate with Purchaser in any mutually agreeable reasonable arrangement designed to provide to Purchaser substantially equivalent benefits to those that would have been assigned to Purchaser with respect to the relevant Non-Assignable Asset had such consent been obtained, including enforcement thereof and of all rights of the Sellers against any other Person with respect to such Non-Assignable Asset, (ii) the Sellers shall take all such actions and do, or cause to be done, all such things as shall reasonably be necessary and proper in order that the value of any Non-Assignable Assets shall be preserved and shall inure to the benefit of Purchaser, (iii) the Sellers shall pay over to Purchaser promptly following receipt, all monies collected by or paid to the Sellers in respect of such Non-Assignable Assets, and (iv) the Purchaser shall have the sole responsibility for all obligations and liabilities arising out of such Non-Assignable Assets to the extent that the same would have constituted Assumed Liabilities had such consent been obtained.

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Section 2.8           Foreign Subsidiary. To the extent that any action necessary to evidence or otherwise give effect to the transfer of the Securities to Purchaser shall not yet have been taken as of the Closing Date, the Parties shall cooperate with respect to taking such action as promptly as reasonably practicable following the Closing Date and, notwithstanding anything herein to the contrary, the failure of the transfer of the Securities to Purchaser to have been evidenced or otherwise effectuated as of the Closing Date shall not in and of itself constitute or be deemed to constitute a breach of this Agreement. In the interim, to the extent permitted by Legal Requirement, (i) the Sellers shall cooperate with Purchaser in any mutually agreeable reasonable arrangement designed to provide to Purchaser substantially equivalent benefits to those that would have inured to Purchaser with respect to the Securities had all such actions been taken as of the Closing Date, and (ii) at Purchaser’s request and reasonable expense, the Sellers shall take all such actions and do, or cause to be done, all such things as shall reasonably be necessary and proper in order that the existence of the Foreign Subsidiary shall be preserved. Such actions shall include, without limitation, the current directors and officers of the Foreign Subsidiary remaining in such positions until their respective successors are duly elected and qualified (but in any event, no later than December 31, 2015); provided, however, that (A) Purchaser shall use its commercially reasonable efforts to elect and qualify successor directors and officers as expeditiously as reasonably practicable; and (B) Purchaser shall indemnify and hold harmless the current directors and officers of the Foreign Subsidiary for any claim, liability or Loss to the extent arising out of or relating to the period commencing from and after the Closing and ending on the date of their respective resignations to the same extent that such indemnification would be provided to such directors and officers under (x) the Articles of Association of the Foreign Subsidiary as in effect immediately prior to the Closing, and (y) the Form of Indemnification Agreement annexed to Form 10-K filed by PHMD with the SEC for the fiscal year ending on December 31, 2014. In no event shall the Securities be transferred, or any rights thereto be granted, other than if requested or consented to by Purchaser. Notwithstanding anything to the contrary in the transfer documentation in respect of the Securities, to the maximum extent permitted by applicable Legal Requirements, the Parties shall, as between themselves, treat the Closing Date as the date that the Securities were transferred from PHMD, and Radiancy, Inc., to Purchaser.

Section 2.9           Consumer Business Vendor Contracts. To the extent any Consumer Business Vendor Contracts are used in, or otherwise necessary for, the operation of the Business, the Sellers shall, at Purchaser’s sole cost and expense, cooperate with Purchaser in any mutually agreeable reasonable arrangement designed to provide to Purchaser substantially equivalent benefits to those that would have been assigned to Purchaser with respect to the relevant Consumer Business Vendor Contract(s) had such Contract(s) been assigned to Purchaser at Closing, from the Closing Date until no later than December 31, 2015; provided, however, that Purchaser shall use its commercially reasonable efforts to negotiate its own Contract(s) with the counter party(s) to such Consumer Business Vendor Contract(s) or other substitute arrangements as expeditiously as reasonably practicable. The consummation of the transactions contemplated hereby, in and of itself, shall not be deemed to limit or prevent either Party from entering into, maintaining, pursuing or negotiating its own business relationship with any counter party to a Consumer Business Vendor Contract, subject to the Parties’ compliance with the other provisions of this Agreement, including without limitation Section 5.6.

Section 2.10         FDA Audit. PHMD has represented to the U.S. Food and Drug Administration (the “FDA”) that the observations contained in the Form 483 report dated June 16, 2015 will be remediated and finalized within the timeframes proposed by PHMD to the FDA. To the extent that such remediation actions are under the control of PHMD, PHMD shall be responsible for taking such remediation actions. To the extent that such remediation actions are under the control of Purchaser, Purchaser will use commercially reasonable efforts to take such actions; provided, that in no event shall Purchaser incur any out-of-pocket costs and expenses as a result thereof unless they are reimbursed by PHMD. If (a) such observations are not remediated within such timeframes to the satisfaction of the FDA, (b) the remediation of such observations is otherwise unsatisfactory to the FDA (in either (a) or (b), other than as a result of Purchaser failing to use commercially reasonable efforts to take such remediation actions that are under its control but subject to the limit on out-of-pocket costs and expenses stated above) or (c) the steps necessary to remediate are other than as represented by PHMD to Purchaser, PHMD shall be responsible for any and all out-of-pocket costs and expenses resulting from such failure and/or unanticipated circumstances.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PHMD

As a material inducement to Purchaser to enter into this Agreement and to purchase the Transferred Assets, PHMD hereby represents and warrants to Purchaser as follows:

Section 3.1           Organization; Power; Authorization. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of organization. Each Seller has all necessary corporate power and authority to enter into, deliver and carry out its obligations pursuant to this Agreement and the Transaction Documents to which it is or will be a party. Each Seller’s execution, delivery and performance of this Agreement and the Transaction Documents to which such Seller is or will be a party has been duly authorized by all necessary action on the part of such Seller. The Foreign Subsidiary is a company duly organized and validly existing under the laws of India. The Foreign Subsidiary does not own, or have any interest in any equity or an ownership interest in, any other Person. Each Seller Company, as the case may be, has all necessary power and authority to operate the applicable portion of the Business as currently conducted by it and to own and use the properties owned and used by it. The Seller Companies are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 3.2           Binding Effect; Noncontravention.

(a)          This Agreement has been, and each other Transaction Document to which a Seller is a party will be, duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Purchaser) constitutes (or in the case of the other Transaction Documents, will constitute) a valid and binding obligation of such Seller which is enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a Proceeding at law or in equity).

(b)          Except as set forth on Section 3.2(b) of the Disclosure Letter, neither the execution and the delivery of this Agreement or the other Transaction Documents by the Sellers nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (or an event which with notice or lapse of time or both would become a default), give to others any rights of termination, amendment, acceleration or cancellation of or result in a violation of, (iii) result in the creation of any Lien (other than Permitted Liens) upon any Transferred Asset pursuant to, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Governmental Entity pursuant to (A) any Business Contract or any material Contract to which any Seller Company is a party, by which it is bound, or to which any of its assets are subject, (B) the certificate of incorporation, bylaws or similar governing documents of any Seller Company, or (C) under any Legal Requirement.

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Section 3.3           Capitalization.

(a)          The authorized capital stock of P-Tech consists of 5,000 shares of common stock, all of which are issued and outstanding. All of the authorized capital stock of P-Tech has been duly authorized, is validly issued, fully paid and nonassessable and is owned of record and beneficially by PHMD, free and clear of all Liens (other than Permitted Liens and restrictions on transfer arising under the Securities Act and state or foreign securities laws).

(b)          The authorized share capital of the Foreign Subsidiary is INR 24,000,000 (Indian Rupee Twenty Four Million only) divided into 24,000,000 (Twenty Four Million) ordinary equity shares of INR 1 (Indian Rupee One only) each. The issued, subscribed and paid-up share capital of the Foreign Subsidiary is INR 1,795,685 (Indian Rupees One Million Seven Hundred Ninety Five Thousand Six Hundred Eighty Five only) divided into 1,795,685 (One Million Seven Hundred Ninety Five Thousand Six Hundred Eighty Five) fully paid-up ordinary equity shares of INR 1 (Indian Rupee One only) each, which constitute the Securities. Except as set forth on Section 3.3(b) of the Disclosure Schedule, the Securities have been duly authorized and validly issued. PHMD is the owner of record of 1,795,684 (One Million Seven Hundred Ninety Five Thousand Six Hundred Eighty Four) fully paid-up ordinary equity shares of INR 1 (Indian Rupee One only) each and holds beneficial interest over the entire Securities. Out of the Securities, 1 (One) fully paid-up ordinary equity share of INR 1 (Indian Rupee One only) has been registered in the name of Radiancy Inc. as a nominee of PHMD, and PHMD holds the beneficial interest over this equity share. All of the Securities are free and clear of all Liens (other than Permitted Liens and restrictions on transfer arising under applicable securities laws).

(c)          Except as set forth on Section 3.3(c) of the Disclosure Letter, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts that could require the Foreign Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Foreign Subsidiary. No Seller Company is a party to, and there are no, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any of the Securities.

Section 3.4           Financial Statements.

(a)          All reports, schedules, forms, statements and other documents that were required to be filed prior to the date hereof by PHMD with the SEC pursuant to the reporting requirements of the Exchange Act, as amended, are referred to herein as the “SEC Documents.” All such SEC Documents are available on the EDGAR system. As of their respective dates, the disclosures and other information within the SEC Documents that related to the Business or the Transferred Assets complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact related to the Business or the Transferred Assets or omitted to state a material fact related to the Business or the Transferred Assets required to be stated therein or necessary in order to make the statements therein with respect to the Business and/or the Transferred Assets, in light of the circumstances under which they were made, not misleading.

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(b)          The following financial statements for the Business are referred to hereafter, collectively, as the “Financial Statements”: (i) audited balance sheet and related statements of income and cash flows of the Business as of and for the calendar years ended December 31, 2013 and December 31, 2014, and (ii) reviewed Reference Balance Sheet and the related statement of income of the Business as of and for the calendar quarter ended March 31, 2015. Each Financial Statement (including the notes thereto, if any) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly presents in all material respects the financial condition of the Business and its results of operations as of such dates and for the periods specified; provided, however, that the Financial Statements described in clause (ii) above lack footnotes and other presentation items required by GAAP and are subject to normal year-end adjustments, the effect of which is not material to the presentation thereof.

Section 3.5           No Undisclosed Liabilities. Except as set forth in Section 3.5 of the Disclosure Letter, the Business has no liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) liabilities reflected or reserved against in the Reference Balance Sheet, (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Reference Balance Sheet, (iii) liabilities or obligations explicitly disclosed in the Disclosure Letter as such, (iv) future performance obligations under Business Contracts or Employee Benefit Plans that did not result from any breach or default thereunder, and (v) obligations to comply with applicable Legal Requirements that did not result from any breach or default thereunder.

Section 3.6           Absence of Changes. Since March 31, 2015, except as set forth in Section 3.6 of the Disclosure Letter, the Business has been operated in the Ordinary Course of Business in all material respects and there has been, with respect to the Business, no:

(a)          event that has had or would reasonably be expected to have a Material Adverse Effect;

(b)          change in the Foreign Subsidiary’s authorized or issued equity securities; grant of any option or right to purchase equity securities of the Foreign Subsidiary; issuance of any security convertible into such equity securities; grant of any registration rights; or purchase, redemption, retirement, or other acquisition by the Foreign Subsidiary of any such equity securities;

(c)          amendment to the certificate of incorporation, bylaws or other organizational documents of the Foreign Subsidiary;

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(d)          payment or increase by any Seller Company of any bonuses, salaries, or other compensation to any director, officer, or employee of the Business, in each case, other than as required by any existing Contract, Legal Requirement or the terms of an Employee Benefit Plan, or entry into any employment, severance, or similar Contract with any director, officer, or employee of the Business;

(e)          adoption of, or material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan for or with any employees of the Business;

(f)          damage to or destruction or loss of any asset or property of the Business, whether or not covered by insurance, that materially and adversely affects the properties, assets, business, financial condition, or prospects of the Business or the Transferred Assets, taken as a whole;

(g)          entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement that is material to the Business, (ii) any Contract included in the Business Assets or transaction involving the Business with a total remaining commitment by or to any Seller Company that is or is reasonably expected to be in excess of $25,000, or (iii) any other Business Contract, in each case, other than in the Ordinary Course of Business;

(h)          sale, lease or other disposition of any Business Assets, other than (i) in the Ordinary Course of Business, (ii) assets or property having an aggregate value of less than $25,000, or (iii) payments of cash dividends;

(i)          mortgage, pledge, or imposition of any Lien (other than Permitted Liens) on any Business Asset;

(j)          cancellation or waiver of any claims or rights with respect to a Business Asset with a value in excess of $25,000;

(k)          material change in the accounting methods or policies used by any Seller Company in respect of the Business; or

(l)          agreement, whether oral or written, by any Seller Company to do any of the foregoing in respect of the Business.

Section 3.7           Title to Assets; Condition; Inventory; Accounts Receivable.

(a)          Except as set forth in Section 3.7 of the Disclosure Letter, the Seller Companies, and one or more of their wholly-owned Subsidiaries, collectively have good and marketable title to, or a valid and binding leasehold interest in or right to use, all of the Business Assets, free and clear of all Liens except for Permitted Liens. Except for the Excluded Assets, the Business Assets comprise all assets that are primarily used in, or otherwise necessary for, the operation of the Business as conducted immediately prior to the Closing. The Business Assets, together with the services to be provided by the Sellers to the Purchaser pursuant to the Transition Services Agreement, are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

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(b)          To Sellers’ Knowledge, the buildings, plants, structures, and equipment of the Business are (i) structurally sound, (ii) in good operating condition and repair, ordinary wear and tear excepted, and (iii) adequate for the uses to which they are being put, in each case, in all material respects.

(c)          All inventory, finished goods, raw materials, work in progress, supplies, and other inventories of the Business (“Inventory”), consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller Companies free and clear of all Liens, except for Permitted Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

(d)          All accounts and notes receivable of the Business held by any of the Seller Companies, and any security, claim, remedy or other right related to any of the foregoing (the “Accounts Receivable”), have arisen from bona fide, arm’s length transactions entered into by the Seller Companies involving the sale of goods or the rendering of services in the Ordinary Course of Business and there is no pending or, to Sellers’ Knowledge, threatened dispute regarding the Accounts Receivable.

Section 3.8           Compliance with Laws; Permits. Section 3.8 of the Disclosure Letter correctly lists each Permit that is material to the operation of the Business as conducted immediately prior to the Closing, together with the name of the Governmental Entity issuing such Permit. Each Permit is held by a Seller Company and is valid and in full force and effect, no Seller Company is in default in any material respect under, and, to Sellers’ Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under, any such Permit and none of such Permits will be terminated, become terminable or otherwise be materially and adversely affected solely as a result of the transactions contemplated hereby. The Seller Companies have made all material filings with Governmental Entities necessary to conduct and operate the Business as currently conducted or operated and, with respect to the Foreign Subsidiary, to permit the Foreign Subsidiary to own or use its assets in the manner in which such assets are currently owned or used. The Seller Companies are in material compliance with all applicable Legal Requirements relating to the operation of the Business.

Section 3.9           Proceedings; Orders. Except as set forth on Section 3.9 of the Disclosure Letter, there is no pending or, to Sellers’ Knowledge, threatened Proceeding (or any reasonable basis therefor) (i) that challenges the validity of this Agreement or any action taken or to be taken by the Sellers in connection herewith or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or (ii) that has been commenced by or against any Seller Company or any of their respective assets, officers or directors that would adversely affect the Business or the Transferred Assets. Except as set forth on Section 3.9 of the Disclosure Letter, (x) there is no Order to which the Foreign Subsidiary, the Business or the Transferred Assets is subject, and (y) neither Seller is subject to any Order that relates to the Foreign Subsidiary, the Business or the Transferred Assets.

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Section 3.10         Tax Matters. Except as set forth in Section 3.10 of the Disclosure Letter:

(a)          All income, franchise and material Tax Returns required to be filed by or with respect to the Business, the Transferred Assets and the Foreign Subsidiary have been timely filed (taking into account all validly-obtained extensions). All such Tax Returns are true, correct, and complete in all material respects and all material Taxes due and owing (whether or not shown on such Tax Returns) have been paid. Solely with respect to the Business and the Transferred Assets, the Seller Companies have complied with all material Legal Requirements relating to the withholding of Taxes and have withheld and paid on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, company clinician, independent contractor, creditor, stockholder, or other third party. No Seller Company has received any notice that any Taxing Authority has threatened that it is in the process of imposing any lien for Taxes (other than a Permitted Lien) on the Transferred Assets or assets of the Foreign Subsidiary for the failure to pay any Taxes. No material deficiencies or assessments for any Taxes have been or are being asserted, or to Seller’s Knowledge, proposed or threatened against the Business, Transferred Assets or the Foreign Subsidiary.

(b)          No material Proceedings before any Taxing Authority are currently pending with regard to any Taxes or Tax Returns of the Sellers or their Affiliates (other than the Foreign Subsidiary where the Foreign Subsidiary files Tax Returns, separately from the Sellers and their Affiliates), or with respect to the Transferred Assets or the Business. No Proceedings before any Taxing Authority are currently pending with regard to any Taxes or Tax Returns of the Foreign Subsidiary (where the Foreign Subsidiary files Tax Returns, separately from the Sellers and their Affiliates). No Seller Company has received any written notice (or to Sellers’ Knowledge, any threat) of any such audits or Proceedings as described in this Section 3.10(b).

(c)          No written claims (or, to Sellers’ Knowledge, oral claims) has ever been made by a Taxing Authority in a jurisdiction in which the Foreign Subsidiary does not file Tax Returns that a Seller Company or the Foreign Subsidiary is or may be subject to taxation by that jurisdiction.

(d)          There are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Foreign Subsidiary were or are due to be filed.

(e)          There are no outstanding or requested waivers of any statutes of limitations or agreements by or on behalf of the Foreign Subsidiary for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of the Transferred Assets or any property owned or leased by the Foreign Subsidiary or any other matter pending between the Foreign Subsidiary, on the one hand, and any Taxing Authority, on the other hand.

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(f)          The Foreign Subsidiary has not entered into any transaction that constitutes a “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(g)          No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of the Foreign Subsidiary that would have continuing effect after the Closing Date;

(h)          Neither Seller is a “foreign person” as that term is defined in Section 1445 of the Code;

(i)          Since the date of its formation, the Foreign Subsidiary (i) has been classified as and properly treated as a regarded entity for U.S. federal income tax purposes and applicable provisions of state and local law, and (ii) has not made an election to be treated as other than a corporation for U.S. federal, state or local income tax purposes;

(j)          The Foreign Subsidiary will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Taxable Period (other than a Pre-Closing Taxable Period) as a result of any:

(i)          use of an improper method of accounting for a Taxable Period ending on or before the Closing Date;

(ii)         “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or foreign Tax Legal Requirements) executed on or during the Pre-Closing Tax Period;

(iii)        installment sale or open transaction disposition made during the Pre-Closing Tax Period; or

(iv)        prepaid amount received on or prior to the Closing Date.

(k)          Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties in this Section 3.10 and Section 3.14 are the sole and exclusive representations and warranties of the Sellers concerning Tax matters, and (ii) cannot be relied upon with respect to Tax liabilities to the extent attributable to a Post-Closing Tax Period (using the methodology of Section 9.3 for the purpose of allocating Straddle Period Taxes), except to the extent that such Tax liabilities result from the breach of any of the representations in Section 3.10(j).

Section 3.11         Environmental Matters.

(a)          Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect:

(i)          The operation of the Business by the Seller Companies is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the Business as currently conducted.

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(ii)         With respect to the operation of the Business, the Seller Companies have not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances.

(iii)        The Seller Companies have not received written notice of and there is no Proceeding pending, or to Sellers’ Knowledge, threatened against any of the Seller Companies, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. None of the Seller Companies is subject to any Order or written agreement by or with any Governmental Entity imposing any liability or obligation with respect to any of the foregoing.

(iv)        The Seller Companies have all Permits necessary for the conduct of the Business that are required under applicable Environmental Laws and are in compliance with the terms and conditions of all such Permits.

(v)         The Seller Companies have provided or made available to Purchaser all environmental reports, assessments, audits, studies, investigations and data in its custody or possession concerning the Business.

(vi)        None of the transactions contemplated by this Agreement or the Transaction Documents will trigger any filing requirement or other action under any applicable Environmental Law, including any environmental “transfer law.”

(b)          The representations and warranties in this Section 3.11 are the sole and exclusive representations of the Seller Companies concerning the environmental matters addressed in this Section 3.11, including, without limitation, any matters arising under Environmental Laws.

Section 3.12         Intellectual Property.

(a)          Except as set forth in Section 3.12(a) of the Disclosure Letter, the Business Intellectual Property constitutes all material Intellectual Property that is necessary for the operation of the Business as conducted immediately prior to the Closing. The Seller Companies, or one or more of their wholly owned Subsidiaries, have good title to, or a valid and binding license to, all of the Business Intellectual Property, free and clear of all Liens except for Permitted Liens.

(b)          Except as set forth in Section 3.12(b) of the Disclosure Letter, there is no pending or, to Sellers’ Knowledge, threatened Proceeding by any Person: (i) challenging the applicable Seller Company’s rights in or to any Business Intellectual Property; (ii) challenging the validity, enforceability or scope of any Business Intellectual Property; or (iii) asserting that any Business Intellectual Property infringes, misappropriates or otherwise violates, or would upon the commercialization of any product or service under development violate, the Intellectual Property of any Person. This Section 3.12(b) constitutes the sole representation and warranty of the Seller Companies under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by the Seller Companies of the Intellectual Property of any other Person.

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(c)          Except as set forth in Section 3.12(c) of the Disclosure Letter, no third Person has rights to any Business Intellectual Property. No Person is infringing, misappropriating or otherwise violating any Business Intellectual Property. The Seller Companies, or one or more of their wholly owned Subsidiaries, as applicable, have taken all steps reasonably necessary to secure their interest in Business Intellectual Property, including obtaining all necessary assignments from each of its employees, consultants and contractors pursuant to a written agreement containing a present tense assignment of all Intellectual Property created by such employee, consultant or contractor. The Seller Companies, or one or more of their wholly owned Subsidiaries, as applicable, have taken commercially reasonable steps to protect and maintain all Business Intellectual Property, including without limitation to preserve the confidentiality of any trade secrets.

Section 3.13         Real Estate. The Seller Companies do not own any real property that is used in the operation of the Business. Section 3.13 of the Disclosure Letter contains a true, complete and accurate list of the Leased Real Estate, including, each relevant Lease, the date of such Lease and any amendments thereto. Except as would not, individually or in the aggregate, be material to the Business, (i) each Seller Company has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease to it for the full term of the respective Lease, free and clear of any Liens other than Permitted Liens and Liens under the Credit Agreement, (ii) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (iii) no Seller Company nor, to Sellers’ Knowledge, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Lease. Except for Liens granted under the Credit Agreement, the Seller Companies have not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor have the Seller Companies entered into with any other Person any sublease, license or other agreement that is material to the Business and that relates to the use or occupancy of all or any portion of the Leased Real Estate.

Section 3.14         Employee Benefits.

(a)          Section 3.14(a) of the Disclosure Letter sets forth a true, complete and accurate list of all material Employee Benefit Plans. The Sellers have delivered or otherwise made available to Purchaser: (i) copies of all material documents embodying and relating to each Employee Benefit Plan, including the plan document, all amendments thereto and all related trust documents; (ii) the most recent annual report (Form 5500), if any, required under ERISA or the Code in respect of each Employee Benefit Plan; (iii) the most recent actuarial report (if applicable) for all Employee Benefit Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Employee Benefit Plan; and (v) the most recent IRS determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code. Other than as set forth in Section 411(d)(3) of the Code, there are no restrictions on the ability of the sponsor of each Employee Benefit Plan to amend or terminate any Employee Benefit Plan, and the sponsor of each Employee Benefit Plan has reserved such rights to amend or terminate such Employee Benefit Plan.

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(b)          (i) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service upon which it may rely regarding its tax-qualified status under the Code and, to Sellers’ Knowledge, no event has occurred that would reasonably be expected to cause the loss of such qualification, (ii) all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Employee Benefit Plan required to be paid by P-Tech pursuant to the terms of an Employee Benefit Plan or by applicable Legal Requirement with respect to all prior periods have been made or provided for by P-Tech in accordance with the provisions of such Employee Benefit Plan or applicable Legal Requirement, (iii) no Proceeding has been instituted or, to Sellers’ Knowledge, is threatened against any of the Employee Benefit Plans (other than routine claims for benefits and appeals of such claims), (iv) each Employee Benefit Plan complies in form and has been established, administered and maintained in all material respects in accordance with its terms and applicable Legal Requirements, including, without limitation, ERISA and the Code, (v) no Employee Benefit Plan is under an audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Entity, (vi) no Employee Benefit Plan provides any post-retirement health and welfare benefits to any current or former employee of P-Tech, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable state or local Legal Requirement, and (vii) no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan, and no circumstance has occurred that would subject P-Tech to a Tax or penalty imposed by either Section 502(i) of ERISA or Section 4975 of the Code.

(c)          No Employee Benefit Plan to which P-Tech or any ERISA Affiliate made, or was required to make, contributions, or which any of them maintained or sponsored, during the past six years, is subject to Title IV of ERISA. Neither P-Tech nor any ERISA Affiliate contributes to, or has during the past six years contributed to, a Multiemployer Plan.

(d)          Except as set forth on Section 3.14(d) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event, will not give rise to any liability under any Employee Benefit Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation of benefits due to any current or former employee, officer, director, stockholder or other service provider of P-Tech or their beneficiaries. No amount that could be reasonably expected to be received (i) by a Business Employee (whether in cash or property), as a result of the consummation of the transactions contemplated by this Agreement, or (ii) by any employee, officer, director, stockholder or other service provider under any Employee Benefit Plan or otherwise would not be expected to be deductible by reason of Section 280G of the Code or would be subject to the excise Tax under Section 4999 of the Code. P-Tech has no indemnity obligation on or after the Closing Date for any Taxes imposed under Section 4999 or Section 409A of the Code.

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(e)          The representations and warranties in this Section 3.14 are the sole and exclusive representations and warranties of Seller related to the employee benefit matters addressed by such Section 3.14.

Section 3.15         Contracts.

(a)          Section 3.15(a) of the Disclosure Letter sets forth an accurate list of the following Contracts to which any Seller Company is a party or by which any Seller Company is bound that is primarily used in, or otherwise necessary for, the operation of the Business (collectively, the “Business Contracts”):

(i)          each Contract (other than purchase orders for Inventory) that involves performance of services or delivery of goods or materials by any Seller Company of an amount or value in excess of $50,000; provided, that Seller shall not be required to list any XTRAC customer Contract;

(ii)         each Contract (other than purchase orders for Inventory) that involves performance of services or delivery of goods or materials to any Seller Company of an amount or value in excess of $25,000;

(iii)        each Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $50,000);

(iv)        each Contract in respect of Business Intellectual Property (other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Business);

(v)         each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vi)        each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Seller Company with any other Person;

(vii)       any agreement relating to indebtedness for borrowed money or extensions of credit;

(viii)      each Contract containing covenants that restrict the business activity of any Seller Company, including, but not limited to, any exclusivity covenants, or limit the freedom of any Seller Company to engage in any line of business or to compete with any Person;

(ix)         any agreement providing for indemnification by any Seller Company, other than indemnification provided to customers or vendors in the Ordinary Course of Business;

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(x)          any employment or consulting Contract with any Business Employee, or any consultant or contractor of the Business, other than at-will arrangements that do not include severance or “change of control” provisions; and

(xi)         each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)          Except as set forth in Section 3.15(b) of the Disclosure Letter, as of the date hereof, all of the Business Contracts are in full force and effect and are enforceable in accordance with their terms except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

(c)          Except as set forth in Section 3.15(c) of the Disclosure Letter, as of the date hereof, no Seller Company is in breach in any material respect of or default under (and to Sellers’ Knowledge, no event has occurred which with notice or the passage of time or both would constitute a breach in any material respect of or default under) any Business Contract nor, to Sellers’ Knowledge, is any other party to any such Business Contract in breach in any material respect of or default under such Business Contract.

Section 3.16         Labor Matters. Since January 1, 2012, neither Seller with respect to the Business has been or is a party to any collective bargaining agreement. There is no material strike, work stoppage, walkout, slowdown or picketing by any Business Employees, nor is any material grievance proceeding in progress or pending, or to Sellers’ Knowledge, threatened, between any Seller Company, on the one hand, and any Business Employee or any union or collective bargaining unit, on the other hand. Since January 1, 2012, (i) the Sellers with respect to the Business have complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, worker classification, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings and (ii) there has not been, there is not presently pending or existing, and, to Sellers’ Knowledge, there is not threatened, any complaint, charge or Proceeding against the Sellers with respect to the Business relating to an alleged material violation of any Legal Requirement pertaining to labor relations or employment matters.

Section 3.17         Insurance. All policies of insurance existing on the date hereof relating to the Business, the Business Assets and the Business Employees (except for any such policies maintained to provide benefits to employees under an Employee Benefit Plan) are in full force and effect, and no Seller Company is in default in any material respect with respect to its obligations under any such insurance policies. All premiums and other payments due from any Seller Company prior to the date of this Agreement under or on account of any such insurance policies have been paid as of the date hereof. Except as set forth on Section 3.17 of the Disclosure Letter, there is no material insurance claim by any Seller Company pending under any of the policies in respect of the Business.

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Section 3.18         Affiliate Transactions. Except as set forth in Section 3.18 of the Disclosure Letter, there are no Contracts relating to transactions (other than related to continuing employment and benefit matters on arms’ length terms) between the Foreign Subsidiary, on the one hand, and the Sellers or any stockholder, director or executive officer of any Seller Company or any member of such stockholder’s, director’s or executive officer’s immediate family, or any Affiliate of such stockholder, director or executive officer on the other hand (other than agreements related to their employment on arms’ length terms). Except as set forth in Section 3.18 of the Disclosure Letter, no director or executive officer of a Seller Company owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an executive officer or director of, any supplier or other Person (other than the other Seller Companies or PHMD’s Subsidiaries) which has a material business relationship with a Seller Company.

Section 3.19         Brokerage. Except as set forth on Section 3.19 of the Disclosure Letter, no Seller Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

Section 3.20         FDA and Regulatory Matters. Except as set forth in Section 3.20 of the Disclosure Letter: (i) no Seller Company has received, in respect of the Business, any written notice of adverse filing, warning letter, untitled letter or other written correspondence or written notice from the FDA, or any other Governmental Entity, alleging or asserting noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (the “FFDCA”); (ii) each Seller Company is in compliance in all material respects with applicable health care laws, including without limitation, the FFDCA, and the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), and the regulations promulgated pursuant to such laws, and comparable state laws (collectively, “Health Care Laws”); (iii) no Seller Company has received written notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Permits required by the Health Care Laws that are applicable to the Business, which has not been resolved in such Seller Company’s favor; and (iv) no Seller Company has, in respect of the Business, either voluntarily or involuntarily, initiated, conducted, issued or caused to be initiated, any recall, market withdrawal, safety alert, post-sale warning, “dear doctor” letter, or other notice or action material to the Business relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to Sellers’ Knowledge, no Person has initiated or conducted any such notice or action against any Seller Company. To Sellers’ Knowledge, the research, studies and tests conducted by or on behalf of each Seller Company in respect of the Business have been conducted with reasonable care and in accordance in all material respects with experimental protocols, procedures and controls adopted by such Seller Company pursuant to all Health Care Laws and Permits required by the Health Care Laws that are applicable to such Seller Company or the Business.

Section 3.21         Foreign Corrupt Practices; OFAC. No Seller Company nor, to Sellers’ Knowledge, any director, officer, agent, employee or other person acting on behalf of any Seller Company, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. No Seller Company nor, to Sellers’ Knowledge, any director, officer, agent, employee or Affiliate of any Seller Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; and the Sellers will not use the Purchase Price, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

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Section 3.22         Accounting and Disclosure Controls. Each applicable Seller Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions related to the Business are executed in accordance with management’s general or specific authorizations, (ii) transactions related to the Business are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. PHMD maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by PHMD in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by PHMD in the reports that it files or submits under the Exchange Act is accumulated and communicated to PHMD’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve (12) months prior to the date hereof, PHMD has not received any notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of PHMD.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Sellers to enter into this Agreement and to sell the Transferred Assets, Purchaser hereby represents and warrants to the Sellers as follows:

Section 4.1           Organization, Power; Authorization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the requisite corporate power and authority and all material Permits necessary to enter into, deliver and carry out its obligations pursuant to this Agreement and the Transaction Documents to which it is or will be a party. Purchaser’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party has been duly authorized by Purchaser.

Section 4.2           Binding Effect; Noncontravention.

(a)          This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the Sellers) constitutes a valid and binding obligation of Purchaser which is enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a Proceeding at law or in equity).

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(b)          The execution, delivery and performance by Purchaser of this Agreement do not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under or result in a violation of, (iii) result in the creation of any Lien upon the assets of Purchaser pursuant to, or (iv) require any Permit or authorization, consent, approval, exemption or other action by or declaration or notice to any Person pursuant to (A) any material Contract to which Purchaser is a party, by which it is bound, or to which any of its assets are subject, or (B) the certificate of incorporation, bylaws or similar governing documents of Purchaser.

Section 4.3           Consents. No notice to, filing with, or Permit, or consent or approval of any Person (including any Person which provides financing to Purchaser or its Affiliates) is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Purchaser.

Section 4.4          Brokerage. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

Section 4.5          Financing. As of the date hereof and as of the Closing Date, Purchaser has and will have sufficient unrestricted funds on hand or committed financing sources to pay the Purchase Price and to pay all fees and expenses incurred by it in connection with the transactions contemplated hereunder.

Section 4.6          Proceedings; Orders. There is no Proceeding or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser, its properties or businesses, that (i) challenges the validity of this Agreement or any action taken or to be taken by Purchaser in connection herewith, or (ii) seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or which, individually or in the aggregate, would impair or delay the ability of Purchaser to effect the Closing. Purchaser is not subject to any Order that, individually or in the aggregate, would impair or delay the ability of Purchaser to affect the Closing.

Section 4.7           Investment. Purchaser is acquiring the Securities for its own account, for investment only, and not with a view to any resale or public distribution thereof. Purchaser shall not offer to sell or otherwise dispose of the Securities in violation of any Legal Requirement applicable to any such offer, sale or other disposition. Purchaser acknowledges that (i) the Securities have not been registered under the Securities Act, or any state or foreign securities laws, (ii) there is no public market for the Securities and there can be no assurance that a public market shall develop, and (iii) it must bear the economic risk of its investment in the Securities for an indefinite period of time. Purchaser has all requisite legal power and authority to acquire the Securities in accordance with the terms of this Agreement and is an “Accredited Investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act, as presently in effect.

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Section 4.8           Solvency. Immediately after giving effect to the Closing, Purchaser will be able to pay its debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its probable liability on its debts as they mature. Immediately after giving effect to the transactions contemplated by this Agreement, Purchaser will not have unreasonably small capital with which to carry on its business. No transfer of property is being made and no obligation is being incurred by Purchaser in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud creditors of Purchaser.

ARTICLE V

COVENANTS

Section 5.1           Public Announcements; SEC Filings. Neither the Sellers, nor Purchaser, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties, except as may be required by listing requirements or Legal Requirements. Notwithstanding the foregoing, the Parties have prepared a joint press release to be issued by the Parties immediately following the execution of this Agreement. The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all reports, including current reports on Form 8-K and comments thereto, in connection with this Agreement and the transactions contemplated hereby.

Section 5.2           Transaction Expenses; Transfer Taxes.

(a)          Purchaser shall bear all fees and expenses incurred by Purchaser and its Representatives in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby. The Sellers shall bear all fees and expenses incurred by the Sellers in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby. The fees and expenses of Shardul Amarchand Mangaldas & Co. incurred by the Foreign Subsidiary (or, PHMD, as applicable) in connection with the negotiation and execution of this Agreement and the transfer documentation in respect of the Foreign Subsidiary, and the consummation of the transactions contemplated hereby and thereby shall be borne one half by Purchaser and one half by PHMD.

(b)          Notwithstanding anything to the contrary in this Agreement, all stamp, transfer, documentary, sales, use, registration and other such Taxes, levies and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”), and the reasonable costs of preparing and filing the Tax Returns associated therewith, will be borne solely by Sellers. All Tax Returns with respect to Transfer Taxes shall be prepared and filed by the Person that customarily is responsible for the filing of such Tax Returns. The Parties shall reasonably cooperate with one another to lawfully minimize Transfer Taxes and Sellers shall, if Purchaser is the filing party of a particular Transfer Tax Return, pay to Purchaser the associated Transfer Taxes (and costs) to the Purchaser within three (3) Business Days prior to the payment due date of such Transfer Taxes and Purchaser shall duly remit such Taxes to the appropriate Taxing Authority.

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Section 5.3           Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things not inconsistent with this Agreement, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents. In addition, and without limitation of the foregoing, in the event that either Seller shall, following the Closing, come into possession of any of the Business Assets, such Seller shall promptly cause the transfer of such Business Assets to Purchaser and shall take such actions reasonably requested by Purchaser to memorialize such transfer.

Section 5.4           Post-Closing Access. Following the Closing, Purchaser shall, and shall cause the Foreign Subsidiary to, provide to PHMD and its Representatives reasonable access to the personnel, representatives, attorneys, accountants, properties, books and records of the Foreign Subsidiary and the Business upon reasonable advance written notice during regular business hours, and will permit PHMD to make copies of any such information in each case to the extent necessary for PHMD to comply with its obligations to the SEC or otherwise under the Exchange Act.

Section 5.5           Employees; Employees Benefit Plans.

(a)          Within 24 hours following the Closing (or such other time as the Parties may mutually agree), Purchaser shall, or shall cause one of its Affiliates to, make written offers of employment to the active Business Employees who are listed on Section 5.5(a) of the Disclosure Letter (collectively, the “Offered Employees”), which offer shall remain open for five days (or such other time as the Parties may mutually agree) following the Closing Date. Each such offer shall provide (i) an annual base salary or hourly wage rate (as the case may be) not less than the base salary or hourly wage rate in effect as of the date hereof, and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits received by such Offered Employee as of the date hereof, or, in the discretion of Purchaser, employee benefits offered to similarly situated employees of Purchaser from time to time; provided, that any and all equity awards by Purchaser shall be at Purchaser’s sole discretion. The Offered Employees who accept such offers of employment and become employees of Purchaser (or any of its Affiliates) shall be collectively referred to as the “Continuing Employees.” Subject to Purchaser’s compliance with this Section 5.5(a), the Sellers shall be solely responsible for, and liable to pay, severance (if any) that becomes due to a Business Employee and for the provision of health plan continuation coverage in accordance with the requirements of Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable state or local Legal Requirement who (x) is an Offered Employee but rejects Purchaser’s (or its Affiliate’s) offer of employment provided in accordance with this Section 5.5(a) and does not continue employment with the Sellers or any of their Affiliates on or after the Closing Date, (y) is not an Offered Employee and does not continue employment with the Sellers or any of their Affiliates on or after the Closing Date or (z) is a former employee of Sellers or any of their Affiliates as of the Closing Date, in each case in accordance with COBRA and the terms of the applicable plans.

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(b)          As soon as reasonably practicable after the Closing Date or such later date agreed to by the Parties or permitted under the Transition Services Agreement, but in no event later than December 31, 2015, the Purchaser shall take, or shall cause one of its Affiliates to take, all actions necessary to implement and establish “employee benefit plans” within the meaning of Section 3(3) of ERISA and a 401(k) plan intended to be qualified under Section 401(a) of the Code (collectively, “Purchaser Plans”) in which the Continuing Employees shall be eligible to participate from and after the date of establishment. For purposes of determining eligibility to participate, vesting and benefit accrual in the Purchaser Plans, the service of each Continuing Employee prior to the Closing Date shall be treated as service with Purchaser, to the extent recognized by P-Tech prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and Purchaser shall not be required to provide service credit for benefit accrual purposes under any Purchaser Plan that is a defined benefit pension plan. In addition, subject to applicable Legal Requirement, Purchaser shall ensure that the Purchaser Plans (i) waive, or caused to be waived, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any Purchaser Plan in which such Continuing Employees may be eligible to participate after the Closing Date and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid during the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any Purchaser Plans that are welfare plans in which such Continuing Employee is eligible to participate after the Closing Date.

(c)          Except as otherwise provided in the Transition Services Agreement, effective as of the later of the Closing Date and the date on which the Continuing Employees’ employment commences with the Purchaser (such date, the “Transfer Date”), all Continuing Employees shall cease to participate in any Employee Benefit Plan sponsored by the Sellers or any of their Affiliates. The Sellers shall retain all liabilities accrued through the Transfer Date in respect of such Continuing Employees’ participation in Sellers’ Employee Benefit Plans, other than liabilities that are included as liabilities in the calculation of Working Capital. From and after the Transfer Date, the Purchaser shall, pursuant to and in accordance with the terms of the Transition Services Agreement, have the reimbursement obligations to Seller set forth therein with respect to the costs and expenses associated with participation by the Continuing Employees in any Employee Benefit Plans sponsored by the Sellers or any of their Affiliates.

(d)          Nothing contained in this Section 5.5, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Employee Benefit Plan or Purchaser Plan or, except as expressly set forth in this Section 5.5, constitute a limitation on rights to amend, modify, merge or terminate after the Closing Date any Employee Benefit Plan or Purchaser Plan, (ii) give any current or former employee, officer, director or other independent contractor (including any beneficiary or dependent of the foregoing) of the Parties or their respective Affiliates any third party beneficiary or other rights, or (iii) except as explicitly set forth in this Section 5.5, obligate Purchaser or any of its Affiliates to (A) maintain any particular Employee Benefit Plan or Purchaser Plan, or (B) retain the employment or services of any current or former employee, officer, director or other service provider.

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Section 5.6           Non-Compete and Non-Solicitation.

(a)          PHMD agrees that for a period of four (4) years after the Closing Date neither it nor any of its Affiliates shall, either directly or indirectly, alone or with others, engage in, own, manage, operate, finance, control, or provide services to, any Person that sells, distributes or otherwise provides, for use in a medical practice, excimer lasers or excimer lamps; provided, that nothing in this Section 5.6(a) shall preclude PHMD or any of its Affiliates from owning, solely as an investment, up to 5% of any Person engaged in any such business.

(b)          PHMD agrees that for a period of four (4) years after the Closing Date neither it nor any of its directors or Affiliates shall, without the prior written consent of Purchaser, directly or indirectly solicit the employment or services of, or retain, any Continuing Employee; provided, that the restrictions contained in this Section 5.6(b) shall not apply to solicitations through job fairs or general solicitations or advertisements not directed at any particular individual.

(c)          PHMD agrees that for a period of four (4) years after the Closing Date neither it nor any of its Affiliates shall, without the prior written consent of Purchaser, knowingly cause or attempt to cause any customer of the Business to reduce or terminate its business relationship with Purchaser.

(d)          Purchaser agrees that for a period of four (4) years after the Closing Date neither it nor any of its directors or Affiliates shall, without the prior written consent of the Sellers, directly or indirectly solicit the employment or services of, or retain any employee of either Seller (other than any Business Employee) as of the Closing; provided, that the restrictions contained in this Section 5.6(d) shall not apply to solicitations through job fairs or general solicitations or advertisements not directed at any particular individual.

(e)          Purchaser agrees that for a period of four (4) years after the Closing Date neither it nor any of its Affiliates shall, without the prior written consent of the Sellers, knowingly cause or attempt to cause any customer of any Seller or any of their Affiliates to reduce or terminate its business relationship with such Seller or such Affiliate.

(f)          If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.6(a), (b), (c), (d) or (e) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g)          In the event of any breach or attempted breach of any provision contained in Section 5.6(a), (b), (c), (d) or (e), the aggrieved Party shall be entitled to injunctive and other temporary relief without the need to post a bond and, subject to the other limitations herein, to such other and further legal and equitable relief and damages as may be proper.

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(h)          PHMD agrees that, for the shorter of the period ending on (i) the date that is four (4) years after the Closing Date, or (ii) the date that the restrictions set forth in Section 13(e) of each of the agreements listed on Section 5.6(h) of the Disclosure Letter (the “Applicable Provisions”) would otherwise expire in accordance with their terms, PHMD shall, and shall cause its Affiliates to, enforce, including by way of seeking equitable remedies and/or damages, the restrictions set forth in the Applicable Provisions for the benefit of Purchaser and its Affiliates with respect to the Business. In no event shall PHMD consent to any amendment or waive any of its rights under such agreements to the extent that the same would (x) shorten the duration of the Applicable Provisions, or (y) permit the executives restricted by the Applicable Provisions to either directly or indirectly, alone or with others, engage in, own, manage, operate, finance, control, or provide services to, any Person that sells, distributes or otherwise provides, for use in a medical practice, excimer lasers or excimer lamps.

Section 5.7           PhotoMedex Name. Purchaser understands that subsequent to the Closing, the Sellers will use the name “PhotoMedex” and that such name and any and all derivations thereof are excluded from the Transferred Assets hereunder. Immediately following the Closing, Purchaser shall change the name of the Foreign Subsidiary to a name that does not include “PhotoMedex,” “PHMD” or any other names which are confusingly similar thereto, and after the Closing, Purchaser shall, and shall cause the Foreign Subsidiary to, not use, directly or indirectly, the name “PhotoMedex,” “PHMD” or any other name which is confusingly similar thereto, except as necessary to satisfy its obligations hereunder.

Section 5.8           PHMD Korea Employee. Purchaser agrees that it shall, and shall cause its Affiliates to (i) enforce any and all rights of Purchaser or its Affiliates against Kosmo Meditech (“Kosmo”) to cause Kosmo to fulfill its obligations pursuant to Section 3.3 of that certain Termination of Services Agreement, dated as of March 4, 2015, by and between PhotoMedex Korea Ltd. and Kosmo (the “Termination Agreement”), and (ii) pay over to PHMD promptly following receipt, all monies paid to Purchaser or its Affiliates by Kosmo pursuant to Section 3.3 of the Termination Agreement.

ARTICLE VI

[RESERVED]

ARTICLE VII

[RESERVED]

ARTICLE VIII

INDEMNIFICATION

Section 8.1           Indemnification.

(a)          Subject to the limitations set forth in Section 8.3, PHMD agrees from and after the Closing Date to indemnify, defend and hold harmless Purchaser and all of its officers, managers, directors, shareholders, members, Affiliates, employees and agents (the “Purchaser Indemnified Persons”) from and against any Losses actually incurred by such Purchaser Indemnified Persons arising out of or resulting from (i) any breach by any Seller Company of any representation or warranty of such Seller Company contained in this Agreement or any other Transaction Document, (ii) any breach by any Seller Company of any covenant or other obligation or agreement contained in this Agreement or any other Transaction Document, and (iii) the Excluded Liabilities; provided, in each case, that the relevant Purchaser Indemnified Person has submitted to PHMD a Notice of Claim or Third Party Notice, as applicable, in respect thereof prior to the date of expiration of any applicable survival period specified in Section 8.3.

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(b)          Subject to the limitations set forth in Section 8.3, Purchaser agrees from and after the Closing Date to indemnify, defend and hold harmless PHMD and all of its and its Affiliates’ respective officers, managers, directors, shareholders, members, Affiliates, employees and agents (the “Seller Indemnified Persons”) from and against any Losses actually incurred by the Seller Indemnified Persons arising out of or resulting from (i) any breach by Purchaser of any representation or warranty of Purchaser contained in this Agreement or any other Transaction Document, (ii) any breach by Purchaser of any covenant or other obligation or agreement of Purchaser contained in this Agreement or any other Transaction Document, and (iii) the Business Liabilities; provided, in each case, that the relevant Seller Indemnified Person has submitted to Purchaser a Notice of Claim or Third Party Notice, as applicable, in respect thereof prior to the date of expiration of any applicable survival period specified in Section 8.3.

Section 8.2           Procedures for Indemnification.

(a)          If any Purchaser Indemnified Person or Seller Indemnified Person (each, an “Indemnified Person”) shall claim indemnification hereunder for any matter (other than a Third Party Claim) for which indemnification is provided in Section 8.1, the Indemnified Person shall promptly after it first obtains knowledge of facts which could reasonably be expected to give rise to Losses that will serve the basis for such claim, give written notice (a “Notice of Claim”) to PHMD or Purchaser, as applicable, setting forth the basis for such claim and the nature and estimated amount of the claim to the extent then feasible (which estimate shall not be conclusive of the final amount of the claim), all in reasonable detail; provided, that the failure of any Indemnified Person to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve PHMD or Purchaser, as the case may be, from any of its indemnification obligations hereunder, except to the extent that it is actually prejudiced by such failure. If PHMD or Purchaser, as applicable, disputes any claim set forth in the Notice of Claim, it may, at any time deliver to the Indemnified Person that has given the Notice of Claim a written notice indicating its dispute of such Notice of Claim, and the Parties shall attempt in good faith for a period of thirty (30) days after delivery of the dispute notice to agree upon the rights of the Parties with respect to such Notice of Claim. If no such agreement can be reached after good faith negotiation, the Parties shall have the rights and remedies, if any, available to them under this Agreement or applicable Legal Requirements.

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(b)          If an Indemnified Person shall claim indemnification hereunder arising from any Third Party Claim for which indemnification is provided in Section 8.1, the Indemnified Person shall promptly after it first obtains knowledge of such Third Party Claim, give written notice (a “Third Party Notice”) to PHMD or Purchaser, as applicable (each, an “Indemnifying Person”), of the basis for such claim, setting forth the nature of the claim or demand in reasonable detail to the extent known by the Indemnified Person; provided, that the failure of any Indemnified Person to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve PHMD or Purchaser, as the case may be, from any of its indemnification obligations hereunder, except to the extent that it is actually prejudiced by such failure. The Indemnifying Person, upon notice to the Indemnified Person, may at any time within thirty (30) days after receiving a Third Party Notice, at its own cost and through counsel of its choosing and reasonably acceptable to the Indemnified Person, defend any claim or demand set forth in a Third Party Notice. The Indemnifying Person shall have the right to compromise and settle all indemnifiable matters related to Third Party Claims which are susceptible to being settled and as to which it shall have properly assumed the defense; provided, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Person settle or compromise any Third Party Claim or consent to the entry of any final judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff of a written release or releases from all liability in respect of such Third Party Claim of all Indemnified Persons named in such Third Party Claim and the sole relief for which are monetary damages that are paid in full by the Indemnifying Party. In the event that a particular Third Party Claim is subject to the limitations set forth in Section 8.3(b) and the aggregate amount of such Third Party Claim exceeds the Indemnifying Person’s applicable maximum aggregate liability, the Indemnifying Person shall not reject any settlement or compromise offer without the prior consent of the Indemnified Person. The Indemnifying Person shall from time to time and otherwise at the Indemnified Person’s request apprise the Indemnified Person of the status of the claim, liability or expense and any resulting Proceeding and shall furnish the Indemnified Person with such documents and information filed or delivered in connection with such claim, liability or expense or otherwise thereto as the Indemnified Person may reasonably request, and shall diligently defend the applicable Third-Party Claim. The Indemnified Person shall not admit any liability to any third party in connection with any matter which is the subject of a Notice of Claim as to which the Indemnifying Party shall have properly assumed the defense and shall cooperate fully in the manner requested by the Indemnifying Party in the defense of such claim. Notwithstanding anything herein stated, the Indemnified Person shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, that if there exists a material conflict of interest between the Indemnified Person, on the one hand, and the Indemnifying Party, on the other hand, or if the Indemnified Person has been advised by counsel that there may be one or more legal or equitable defenses available to it that are different from or additional to those available to the Indemnifying Party, which, in either case, would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Person, then the Indemnified Person shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Person (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel for all Indemnified Persons, taken together). Until such time as the Indemnifying Person has timely delivered a notice of intent to defend a Third Party Claim to the Indemnified Person, the Indemnified Person shall, at the expense of the Indemnifying Person, undertake the defense of (with counsel selected by the Indemnified Person and reasonably acceptable to the Indemnifying Person) such claim, liability or expense, and shall have the right to compromise or settle such claim, liability or expense exercising reasonable business judgment; provided, that, such compromise or settlement shall not be effected within the first thirty (30) days after Indemnifying Party’s receipt of such Third Party Notice without the prior written consent of the Indemnifying Person (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 8.3           Limitations on Indemnification.

(a)          The representations and warranties made in this Agreement shall terminate upon the twelve (12) month anniversary of the Closing Date, except for the Fundamental Representations, which shall survive as follows: the representations and warranties in Section 3.10 (Tax Matters), Section 3.11 (Environmental Matters), and Section 3.14 (Employee Benefits) shall survive until sixty (60) days following the expiration of the statute of limitations applicable thereto (giving effect to any waiver, mitigation or extension thereof) and all other Fundamental Representations shall survive in perpetuity.

(b)          Subject to Section 8.3(d), PHMD’s maximum aggregate liability to Purchaser Indemnified Persons for indemnification (including costs incurred in the defense of such claim) under (i) Section 8.1(a)(i) (other than with respect to Fundamental Representations) shall not exceed $3,600,000; and (ii) Section 8.1 and Section 9.2, in the aggregate, shall not exceed the Purchase Price. Subject to Section 8.3(d), Purchaser’s maximum aggregate liability to Seller Indemnified Persons for indemnification (including costs incurred in the defense of such claim) under Section 8.1 shall not exceed the Purchase Price.

(c)          No Purchaser Indemnified Person shall be entitled to indemnification pursuant to Section 8.1(a)(i) (other than with respect to Fundamental Representations which shall not be subject to the limitations of this Section 8.3(c)) unless and until the aggregate Losses incurred by all Purchaser Indemnified Persons in respect of all claims under Section 8.1(a)(i) (other than with respect to Fundamental Representations) collectively exceeds $450,000 whereupon Purchaser Indemnified Persons shall only be entitled to indemnification hereunder (subject to the other provisions of this Article VIII) from PHMD for all such Losses incurred by Purchaser Indemnified Persons in excess of such $450,000 threshold.

(d)          The amount of any Losses for which indemnification is provided under this Agreement shall be reduced by (i) any amounts realized by the Indemnified Person as a result of any indemnification, contribution or other payment by any third party, (ii) any insurance proceeds actually recovered by any Indemnified Person (which amount shall be reduced by the amount by which insurance premiums for the Indemnified Person are increased as a direct result of the Losses for which such insurance proceeds were received by the Indemnified Person) or any amounts actually recovered by any Indemnified Person pursuant to any indemnification agreement with any Person and (iii) any Tax savings actually realized by the Indemnified Person (or its Affiliate) in the taxable year in which the Loss is incurred. The Indemnified Persons shall use their commercially reasonable efforts to pursue any claims for insurance, Tax benefits, indemnification, contribution and/or other payments available from third parties with respect to Losses for which it will seek, or has sought, indemnification hereunder.

(e)          Notwithstanding anything to the contrary in this Agreement, the limitations, thresholds and qualifications set forth in this Article VIII: (i) shall not apply in the case of fraud or willful breach, or (ii) in any manner preclude an Indemnified Person from seeking any non-monetary equitable remedy, including specific performance or a preliminary or permanent injunction.

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(f)          No claim for indemnification may be made by a Purchaser Indemnified Person and no indemnification shall be required to the extent that the Losses sustained or incurred by such Purchaser Indemnified Person for which indemnification is sought were treated and taken into account as a liability in the Working Capital.

(g)          Subject to Section 8.3(f), the indemnification provided in this Article VIII and in Section 9.2 (including all limitations contained herein) shall be the sole and exclusive remedy for all matters relating to this Agreement, the transactions contemplated hereby, and for the breach of any representation, warranty, covenant or agreement contained herein, and Purchaser and PHMD each expressly waive any and all claims which it may have with respect to the foregoing, other than any Indemnification Claims to the extent provided for in this Article VIII and in Section 9.2.

(h)          The representations, warranties, covenants and obligations of a Party and the rights and remedies that may be exercised by the Indemnified Persons based on such representations, warranties, covenants and obligations, will survive and not be limited or affected by any investigation conducted by any Indemnified Person with respect to, or any knowledge acquired (or capable of being acquired) by such Indemnified Person at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with or performance of, any such representation, warranty, covenant or obligation, and no Indemnified Person shall be required to show that it relied on any such representation, warranty, covenant or obligation of a Party in order to be entitled to indemnification pursuant to this Article VIII.

(i)          Solely for the purpose of calculating Losses arising under this Article VIII in respect of a breach of any representation or warranty (but, for the avoidance of doubt, not for the purpose of determining whether any such breach occurred), any Material Adverse Effect, materiality, material or similar limitation set forth in such representation or warranty shall be disregarded.

Section 8.4           Escrow Amount. If at any time prior to the date that is twelve (12) months from the Closing Date, (i) PHMD and/or any of its Affiliates shall enter into one or more definitive agreements with any other Person (other than a direct or indirectly wholly-owned Subsidiary of PHMD) to sell or otherwise transfer all or substantially all of PHMD’s assets to such third party(s) or shall otherwise engage in any material collaboration or other strategic transaction with any other Person (other than a direct or indirectly wholly-owned Subsidiary of PHMD) outside of the Ordinary Course of Business with respect thereto (a “Strategic Transaction”), then, PHMD shall deposit with the Escrow Agent, simultaneously with the consummation of such Strategic Transaction, an additional sum such that the total amount then deposited with the Escrow Agent shall equal three million six-hundred thousand dollars ($3,600,000) (such amount, the “Increased Escrow Amount”); provided, however, if at any time during such twelve (12) month period, PHMD and/or any of its Affiliates shall enter into one or more definitive agreements with any other Person (other than a direct or indirectly wholly-owned Subsidiary of PHMD) to sell or otherwise transfer all or a substantial portion of the assets comprising the Neova business and/or the Surgical Laser Technology business, or shall otherwise engage in any material collaboration or other strategic transaction with any other Person (other than a direct or indirectly wholly-owned Subsidiary of PHMD) outside of the Ordinary Course of Business with respect thereto, PHMD shall deposit with the Escrow Agent, simultaneously with the consummation of such transaction, an amount equal to two-hundred and fifty-thousand dollars ($250,000), and (ii) the cash and cash equivalents of PHMD (either individually or on a consolidated basis) exceeds $12,000,000 at the end of any calendar month, PHMD shall, within ten (10) days of the end of each such calendar month, deposit with the Escrow Agent an amount equal to such excess; provided, that, with respect to each of the foregoing clauses (i) and (ii), once the total amount deposited with the Escrow Agent equals the Increased Escrow Amount, PHMD shall not be required to deposit any additional sum(s) with the Escrow Agent pursuant to this Section 8.4. In the event that any deposits are made with the Escrow Agent pursuant to the foregoing clauses (i) or (ii) and a Strategic Transaction is thereafter consummated, PHMD’s obligation to deposit funds with the Escrow Agent shall be reduced on a dollar-for-dollar basis by the aggregate amount of such other deposits. Any payments required to be made to a Purchaser Indemnified Person pursuant to Section 8.1(a) or Section 9.2 shall be paid first from the Escrow Amount or the Increased Escrow Amount, as applicable, and thereafter, to the extent the Escrow Amount or the Increased Escrow Amount, as applicable, has been depleted, shall be paid by PHMD.

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Section 8.5           Adjustments to Purchase Price. All payments under this Article VIII shall be treated as adjustments to the Purchase Price, unless otherwise required by applicable Legal Requirement.

ARTICLE IX

TAX MATTERS

Section 9.1           Cooperation on Tax Matters.

(a)          The Parties shall reasonably cooperate with each other and with each other’s agents, including accounting firms and legal counsel, in connection with: (i) the preparation and filing of Tax Returns pursuant to this Article IX; and (ii) Tax Proceedings. Further, each Party shall provide to the other reasonable access to the books and records in such Party’s possession in connection with the preparation and filing of Tax Returns of or relating to the Foreign Subsidiary, or the conduct of a Tax Proceeding. Any information or documents provided under this Section 9.1 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Proceedings relating to Taxes.

(b)          Purchaser shall promptly notify PHMD in writing upon receipt by Purchaser or any of their Affiliates of notice of any Proceeding with respect to Taxes of a Foreign Subsidiary which could result in any Tax liability for which a Seller may be liable to a Purchaser Indemnified Person hereunder (“Tax Proceedings”), provided, that the failure of Purchaser to give prompt notice thereof shall not affect any of its rights to indemnification hereunder nor relieve PHMD from any of its indemnification obligations hereunder, except to the extent that Purchaser is materially prejudiced by such failure. The disposition of such Tax Proceedings shall be governed by the procedures of Section 8.2; provided, however, that, notwithstanding any other provision of this Agreement, PHMD shall have sole control over all Tax Proceedings that are disclosed on the Disclosure Letter hereto, and all Tax Proceedings with respect to the Foreign Subsidiary where the applicable Tax Returns are not filed by a Foreign Subsidiary separately from PHMD or its Affiliates, and neither Purchaser nor any of its Affiliates shall have participation rights, or the ability to approve settlements of, such Tax Proceedings, and Purchaser shall promptly cause PHMD to receive all authorizations necessary to conduct and dispose of such Tax Proceedings, provided however, that no settlement of such Tax Proceedings shall entered into without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed) if the settlement has an adverse tax effect on Purchaser or its Affiliates (including the Foreign Subsidiary) for taxable periods (or portions thereof) beginning after the Closing Date or results in a Tax liability for which Purchaser would not be fully indemnified by PHMD under this Agreement.

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Section 9.2           Tax Indemnification. PHMD shall indemnify the Purchaser Indemnified Persons and hold them harmless from and against (i) all Taxes of the Foreign Subsidiary for the Pre-Closing Tax Period (other than Taxes attributable to extraordinary transactions undertaken on the Closing Date at the direction of Purchaser), (ii) all Taxes of Seller Companies or any Affiliates thereof (other than the Foreign Subsidiary), including any liability for Taxes allocable to or arising out of the Business or ownership of the Transferred Assets for any Pre-Closing Tax Period and including all Taxes incurred by the Seller Companies or any Affiliates thereof (other than the Foreign Subsidiary) due to the conveyance by PHMD and its Affiliates of the Transferred Assets under this Agreement); and (iii) all Taxes that are the responsibility of Sellers pursuant to Section 5.6(b); provided, however, that in the case of clauses (i), (ii) and (iii) above, PHMD shall be liable only to the extent that such Taxes are in excess of the amount, if any, taken into account as a liability in determining the Working Capital on the Closing Date as finally determined under Section 2.5. PHMD’s obligation to indemnify and hold harmless Purchaser and each Purchaser Affiliate under this Section 9.2 shall survive until sixty (60) days following the expiration of the statute of limitations applicable to the underlying Tax (giving effect to any waiver, mitigation or extension of the subject statute of limitations); provided, however, that if notice of a claim shall have been timely given to PHMD under Section 8.2 or Section 9.1(b) on or prior to such survival termination date, PHMD’s obligation to indemnify and hold harmless the Purchaser Indemnified Persons in respect of such claim shall survive beyond such date until such claim for indemnification has been satisfied or otherwise resolved. Any amounts paid or payable under this Section 9.2 shall be without duplication with amounts otherwise payable under this Agreement.

Section 9.3           Straddle Period. In the case of any Taxable Period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre-Closing Tax Period shall be determined as follows:

(a)          In the case of Taxes based upon income, gross receipts (such as sales taxes) or specific transactions such as the sale or other transfer of property and payroll, the amount of Taxes attributable to any Pre-Closing Tax Period shall be determined by closing the books of the relevant Seller Company as of the end of the Closing Date.

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(b)          In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of Taxes attributable to any Pre-Closing Tax Period shall be equal to the amount of Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period included in the Straddle Period and the denominator of which is the total number of days in the Straddle Period.

Section 9.4           Responsibility for Filing Tax Returns for Periods through Closing Date.

(a)          PHMD shall prepare all Tax Returns of the Foreign Subsidiary for all Taxable Periods ending on or before the Closing Date in a manner consistent with past practice of the Foreign Subsidiary, unless otherwise required under applicable Legal Requirements. PHMD shall provide Purchaser with drafts of such Tax Returns (along with supporting workpapers and schedules) within sixty (60) days of the due date therefor (including timely requested extensions), and Purchaser shall be allowed to review such Tax Returns and provide PHMD with comments thereto, with PHMD to accept all reasonable comments provided by Purchaser within thirty (30) days of the receipt of the original or revised draft (as applicable), and with such Tax Returns, as finally agreed between the Parties, to then be filed by the Party legally required to file such Tax Returns. Notwithstanding the foregoing, in the case of a Tax Return that is due within thirty (30) days after the Closing Date (including extensions thereof), PHMD shall provide a copy of such Tax Return (along with supporting workpapers and schedules) and the Purchaser shall review and comment, in each case as soon as practical before the filing due date (including extensions). Purchaser shall cause the Foreign Subsidiary to timely file returns as finally agreed to. Without duplication for amounts otherwise paid under Section 8.1(a) or Section 9.2. PHMD shall pay all Taxes shown due and payable on such Tax Returns to the extent that the amount of such Taxes exceed the amount, if any, of such Taxes that were taken into account as a liability in determining the Working Capital on the Closing Date as finally determined under Section 2.5.

(b)          Purchaser shall prepare all Tax Returns of the Foreign Subsidiary for Straddle Periods in a manner consistent with past practice of the Foreign Subsidiary, unless otherwise required under applicable Legal Requirements. Purchaser shall provide PHMD with drafts of such Tax Returns (along with supporting workpapers and schedules) within sixty (60) days of the due date therefor (including timely requested extensions), and PHMD shall be allowed to review such Tax Returns and provide Purchaser with comments thereto, with Purchaser to accept all reasonable comments provided by PHMD within thirty (30) days of the receipt of an original or revised draft (as applicable). Notwithstanding the foregoing, in the case of a Tax Return that is due within thirty (30) days after the Closing Date or the Taxable Period to which it relates (including extensions thereof), the Purchaser shall provide a copy of such Tax Return (along with supporting workpapers and schedules) and PHMD shall review and comment, in each case as soon as practical before the filing due date (including extensions). PHMD shall reimburse Purchaser for all Taxes shown due and payable on such Tax Returns that are allocable to the Pre-Closing Tax Period no later than three (3) Business Days prior to the due date of the applicable Tax Return, to the extent that the Taxes so allocated exceed the amount, if any, of such Taxes that were taken into account as a liability in determining the Working Capital on the Closing Date as finally determined under Section 2.5.

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Section 9.5           Amended Returns and Retroactive Elections. Under otherwise required under applicable Legal Requirements, Purchaser shall not, and shall not cause or permit the Foreign Subsidiary to, (i) amend or revoke any Tax Returns filed with respect to any Taxable Period ending on or before the Closing Date or with respect to any Straddle Period, or (ii) make any Tax election that has retroactive effect to any such Taxable Period or Straddle Period, in each such case without the prior written consent of PHMD (not to be unreasonably withheld or delayed).

Section 9.6           Refunds and Tax Benefits. Any Tax refunds of Taxes of the Foreign Subsidiary that are received by Purchaser or the Foreign Subsidiary, and any amounts credited against Tax of the Foreign Subsidiary to which Purchaser or the Foreign Subsidiary become entitled, allocable to the Pre-Closing Tax Period shall be for the account of PHMD, (excluding any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in the Pre-Closing Tax Period), and Purchaser shall pay over or cause to be paid over to PHMD any such refund or the amount of any such credit (net of any Taxes and reasonable expenses of Purchaser or the Foreign Subsidiary attributable to such refund or credit) within fifteen (15) days after receipt or entitlement thereto; provided, however, Purchaser shall not be required to pay over to PHMD any such refund or the amount of any such credit up to the amount of any such refund or credit taken into account in determining the Working Capital on the Closing Date as finally determined under Section 2.5.

Section 9.7           Purchase Price Allocations. The Parties agree that the Purchase Price (plus other relevant items) shall be allocated in accordance with Section 1060 of the Code among the Transferred Assets for all Tax purposes as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Purchaser and delivered to PHMD within sixty (60) days following the Closing Date. If, within forty-five (45) days after the receipt of the Allocation Schedule by PHMD, PHMD notifies Purchaser in writing that PHMD objects to one or more items reflected in the Allocation Schedule, PHMD and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if PHMD and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following Purchaser’s receipt of any such notice of objection, each of Purchaser and PHMD may prepare and shall use (and shall cause its Affiliates to use) its own separate purchase price allocation (each such allocation, a “Separate Allocation”) in connection with the preparation and filing of all Tax Returns, and Purchaser shall have no liability to PHMD, and PHMD shall have no liability to Purchaser, for any Taxes that may be imposed by any Taxing Authority to the extent that such Tax arises as a result of the inconsistencies between the Separate Allocations. If no written objection is delivered by PHMD to Purchaser within the forty-five (45) day period after PHMD’s receipt of the Allocation Schedule, the Allocation Schedule as prepared by Purchaser shall deemed to be accepted by PHMD and shall be shall be conclusive and binding upon the Parties. The Parties shall file (and shall cause their Affiliates to file) all Tax Returns (including amended returns and claims for refund) in a manner consistent with the Allocation Schedule if the Allocation is agreed to (or deemed agreed to), as the case may be pursuant to the procedures set forth in this Section 9.7. Any adjustments to the Purchase Price pursuant to Section 8.5 shall be allocated in a manner consistent with the Allocation Schedule (if the Allocation Schedule is being used pursuant to the provisions of this Section 9.7).

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Section 9.8           Tax Sharing Agreements. PHMD shall cause all Tax Sharing Agreements between the Foreign Subsidiary, on the one hand, and the Sellers (or any other Person) to be terminated effective on the Closing.

Section 9.9           Tax Clearance Certificates. Purchaser acknowledges that the Seller Companies and their Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws and hereby waives compliance therewith; it being understood that any liabilities arising out of the failure of the Sellers to comply with the requirements and provisions of any such Laws in any jurisdiction shall not limit Purchaser’s rights under Section 9.2.

ARTICLE X

MISCELLANEOUS

Section 10.1         Confidentiality. On and after the Closing, Purchaser shall (and shall cause its Affiliates to) maintain the confidentiality of all confidential or proprietary information of the Sellers and agrees not to, directly or indirectly, disclose any such confidential or proprietary information except to the extent that disclosure of any portion thereof is required by Legal Requirement or determined to be necessary to comply with any Legal Requirement or to the extent the information becomes generally available to the public other than as a result of disclosure by Purchaser or its Affiliates. On and after the Closing, PHMD shall (and shall cause its Affiliates to) maintain the confidentiality of all confidential or proprietary information of Purchaser and agree not to, directly or indirectly, disclose any such confidential or proprietary information except to the extent that disclosure of any portion thereof is required by Legal Requirement or determined to be necessary to comply with any Legal Requirement or to the extent the information becomes generally available to the public other than as a result of disclosure by PHMD or its Affiliates. For the avoidance of doubt, upon the Closing, information relating to the Business is not confidential or proprietary information of the Sellers.

Section 10.2         Consent to Amendments. This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by, each of the Parties. No other course of dealing between the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.

Section 10.3         Entire Agreement. This Agreement, including the Disclosure Letter attached hereto, and the other Transaction Documents constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters, including, without limitation, that certain Letter of Intent dated as of April 29, 2015 by and between PHMD and Purchaser, which is hereby terminated and no longer of any further force or effect.

Section 10.4         Successors and Assigns. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Purchaser (on the one hand), or PHMD (on the other hand) without the prior written consent of PHMD or the Purchaser, as applicable. Any attempted assignment without such consent shall be null and void.

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Section 10.5         Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6         No Additional Representations; Disclaimer.

(a)          Purchaser acknowledges and agrees that neither Seller nor any of their respective Representatives, or any other Person acting on behalf of either Seller, or any of their respective Representatives, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business or the Transferred Assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Letter. Purchaser further agrees that neither Seller, nor any of their direct or indirect Representatives (or any of their directors, officers, employees, members, managers, partners, agents or otherwise), will have or be subject to any liability to Purchaser resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, and any information, document or material made available to Purchaser or its Representatives in certain “data rooms” and online “data sites,” management presentations, management interviews, or any other form in expectation or anticipation of the transactions contemplated by this Agreement.

(b)          Purchaser acknowledges and agrees that, except for the representations and warranties of PHMD expressly set forth in Article III hereof, the Transferred Assets are being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR ANY OTHER EXPRESSED OR IMPLIED WARRANTY. Purchaser acknowledges and agrees that it is consummating the transactions contemplated by this Agreement and the other Transaction Documents without relying on any representation or warranty, express or implied, whatsoever by the Sellers or any of their Representatives, except for the representations and warranties of PHMD expressly set forth in Article III hereof.

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(c)          In connection with Purchaser’s investigation of the Business, Purchaser has received, directly or indirectly, through its Representatives, from or on behalf of the Sellers or their Representatives, certain projections, including projected statements of operating revenues, income from operations, and cash flows of the Business (and the business transactions and events underlying such statements) and certain business plan information, projections, presentations, predictions, calculations, estimates and forecasts of the Business and other similar data. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans, statements, predictions, presentations, calculations and other similar data, that Purchaser is well aware of such uncertainties, that Purchaser is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, statements, calculations, predictions and other similar data), and that neither Purchaser, nor any Purchaser Indemnified Person, shall have any claim under any circumstances against either Seller or any other Person with respect thereto or arising therefrom. Accordingly, the Sellers make no representations or warranties whatsoever, to Purchaser or any other Person, with respect to such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data (including the reasonableness of the assumptions underlying such projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data) and no such Person shall be entitled to rely on such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data for any purpose, including in connection with the transactions contemplated by this Agreement or the financing thereof.

(d)          In no event shall any of the provisions of Section 10.6(a) through Section 10.6(c) be deemed to modify, qualify amend or otherwise affect in any manner any of the representations and warranties of PHMD in Article III of this Agreement, and Purchaser hereby reserves any and all rights that it may have with respect the breach or inaccuracy thereof, subject to the other limitations set forth in this Agreement.

Section 10.7         Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile, or (c) sent by mail, certified or registered mail with postage prepaid or by a nationally recognized next-day or overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate by notice to the other Parties). All such notices, consents, waivers and other communications shall be deemed to have been given as follows: (x) if delivered by hand, on the day of such delivery, if prior to 5:00 p.m., (y) if by mail, certified or registered mail, next-day or overnight delivery, on the day delivered, and (z) if by facsimile, on the Business Day on which confirmation of successful transmission is received by the sender.

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If to the Sellers to:

PhotoMedex, Inc.

100 Lakeside Drive, Suite 100

Horsham, Pennsylvania 19044

Facsimile: (215) 619-3209

Attention: President

with a copy, which shall not constitute notice to the Sellers, to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Facsimile: (212) 969-2900
Attention: Paul I. Rachlin, Esq.
                 Michael E. Callahan, Esq.

If to Purchaser, to:

MELA Sciences, Inc.
50 South Buckhout Street, Suite 1
Irvington, New York 10533
Facsimile: (914) 591-3701
Attention: Chief Executive Officer

with a copy, which shall not constitute notice to Purchaser, to:

Duane Morris LLP
30 South 17th Street
Philadelphia, Pennsylvania 19103-4196
Facsimile: (215) 689-4382
Attention: Kathleen M. Shay, Esq.

Section 10.8         Disclosure Letter. The Disclosure Letter constitutes a part of this Agreement and is incorporated into this Agreement for all purposes as if fully set forth herein. Each disclosure made in the Disclosure Letter shall be organized by reference to the Section of this Agreement to which it applies; provided, that disclosures in the Disclosure Letter with respect to a particular representation or warranty in Article III of this Agreement shall be deemed to be disclosures made with respect to all representations and warranties in Article III of this Agreement with respect to which such disclosure reasonably relates if it is readily apparent that such disclosure would be applicable thereto. Except to the extent that the context otherwise explicitly requires, the disclosure of any item or matter in the Disclosure Letter shall not in and of itself be taken as an indication of the materiality thereof or the level of materiality that is applicable to any representation or warranty set forth herein.

Section 10.9         Counterparts. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

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Section 10.10         Time is of the Essence. Purchaser and the Sellers hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

Section 10.11         No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, no Person which is not a party shall have any right or obligation pursuant to this Agreement.

Section 10.12         No Strict Construction. Each Party acknowledges that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.

Section 10.13         Headings. The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 10.14         Waiver of Conflict. Each Party acknowledges that Proskauer Rose LLP (“Proskauer”), counsel for the Seller Companies, has in the past performed, is now performing and may continue to perform legal services for the Sellers and that, upon the Closing, Proskauer’s representation of the Foreign Subsidiary (but not the Sellers) shall terminate. Accordingly, each Party hereby acknowledges that Proskauer may continue to represent the Sellers in any and all matters related to this Agreement or the transactions contemplated hereby, including any matters that are or may become adverse to the interests of the Foreign Subsidiary and including claims arising under this Agreement. Effective upon the Closing, Purchaser, on its own behalf and on behalf of the Foreign Subsidiary, hereby waives any actual or potential conflict of interest that exists or that may exist including, without limitation, any conflict that exists or may arise by virtue of Proskauer’s possession of any information concerning the Foreign Subsidiary as a result of Proskauer’s representation of the Sellers or any other Person in any matter involving this Agreement or any other Transaction Documents.

*  *  *  *  *

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER:

MELA SCIENCES, INC.

By:
Name:
Title:

SELLERS:

PhotoMedex, Inc.

By:
Name:
Title:

PhotoMedex TECHNOLOGY, Inc.

By:
Name:
Title: